Exhibit 99.1

Contact:  Dan McCarthy, 610-774-5758

PPL Electric Utilities Awards Contracts
for One-sixth of Electricity Needed in 2010

ALLENTOWN, Pa. (July 26, 2007) -- The Pennsylvania Public Utility Commission has approved PPL Electric Utilities’ purchase of one-sixth of the electricity generation supply it needs in 2010 for residential, small commercial and small industrial customers who do not choose a competitive supplier.
Contracts for 850 megawatts of 2010 generation supply have been awarded to suppliers as the result of PPL Electric Utilities’ first round of competitive bids. The average generation supply price, including Pennsylvania gross receipts tax, from this round for residential customers is $96.30 per megawatt-hour. The average generation supply price, including Pennsylvania gross receipts tax, for small commercial and industrial customers is $99.46 per megawatt-hour.
If the prices paid in this supply purchase were to be the same for the remaining five purchases, the average residential customer’s monthly bill would increase about 29 percent over 2009 levels, while small commercial and industrial bills would increase on the order of 18 percent to 37 percent.
Actual 2010 prices will not be known until all six supply purchases have been made and prices are averaged together.
Under Pennsylvania law and PUC regulations, PPL Electric Utilities is required to buy electricity generation supply for customers who do not choose a competitive supplier. The cost of that supply is passed directly through to customers without any markup by PPL Electric Utilities. Generation charges currently account for more than one-half of customer bills.
The winning suppliers in this first bid process were selected from seven competitive bidders. An independent company, NERA Economic Consulting, managed the process for PPL Electric Utilities. NERA compiled the results, which were then presented to the PUC on Tuesday (7/24). The PUC approved the results Thursday (7/26).
Additional bids will be sought later this fall and twice each in 2008 and 2009 to secure the remainder of supply needed to serve the company’s customers in 2010.
“As we award additional contracts in the future, we’ll continue to get a better picture of exactly what the price will be and how much of an increase our customers can expect in 2010,” said David G. DeCampli, president of PPL Electric Utilities. “We’ll continue to share this information with our customers and keep them informed every step of the way.
“We understand that nobody wants to see their electric bills increase, and our approach of spreading out electricity purchases over three years reduces the price risk customers would face if we waited to buy power all at once,” DeCampli said. “Customers have the ability to choose alternative suppliers and may be able to find better prices in the competitive market in 2010.”
DeCampli said the company’s focus is on providing a reliable fallback option for its customers and preparing them for higher electricity prices.
“We’ve stepped up our efforts on many fronts — through a significantly improved Web site, presentations to community groups and communications with customers — to help people better understand how they can save energy and control costs,” DeCampli said. “Those and other efforts will clearly continue.”
He said customers can now use the company’s new Energy Analyzer tool online at www.pplelectric.com to better understand how their home uses energy and how they can save energy and money. The Energy Analyzer offers users customized tips and energy-use reports.
DeCampli said 2010 increases are expected as caps on generation charges expire and prices reflect the true cost to buy electricity on the open market. The prices customers currently pay for the generation portion of their bills were set in the late 1990s. Since then, the price of fuels used to generate electricity has risen dramatically.
He said he expects that generation prices, which are capped through the end of 2009, will continue to remain well below market prices, as they’ve been for several years.
PPL Electric Utilities Corporation, a subsidiary of PPL Corporation that provides electricity delivery services to about 1.4 million customers in Pennsylvania, has consistently ranked among the best companies for customer service in the United States. More information is available at www.pplelectric.com.

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Statements contained in this news release, including statements with respect to future energy prices and supply, regulation and rates, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; customer energy usage; competition in retail and wholesale power markets; liquidity of wholesale power markets; the effect of any business or industry restructuring; operation and availability of existing and future generation facilities and operating costs; political, regulatory or economic conditions; receipt of governmental approvals and rate relief; new state or federal legislation; state and federal regulatory developments; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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